UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2008

CLEARWATER PAPER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34146	20-3594554
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 West Riverside Ave., Suite 1000

Spokane, WA 99201

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (509) 344-5900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 26, 2008, Clearwater Paper Corporation (the “Company”) entered into a Loan and Security Agreement, among Bank of America, N.A., as administrative agent for the lenders, and the lenders party thereto (the “Credit Agreement”). Capitalized terms used and not otherwise defined herein have the meanings set forth in the Credit Agreement.

Under the Credit Agreement, the lenders have agreed to extend revolving loans to the Borrowers in an initial aggregate principal amount not to exceed $125 million. The amount available to the Company under the Credit Agreement will be based on the lesser of 85% of the Company’s eligible accounts receivable and 65% of the Company’s eligible inventory, or $125 million, in each case less a $10 million borrowing capacity reserve. The Credit Agreement includes a $20 million sub-limit for letters of credit. The Credit Agreement is a four-year revolving facility and is secured by first priority liens on certain future and existing assets of the Company, including accounts receivable, inventory, and deposit accounts.

Pricing is set according to the type of borrowing under the Credit Agreement. Base Rate Loans are issued at the Base Rate plus the Applicable Margin. LIBOR Loans are issued as LIBOR plus the Applicable Margin. The Applicable Margin for LIBOR Loans ranges from 2.75% to 3.50% depending on the Company’s Fixed Charge Coverage Ratio.

The Credit Agreement contains covenants that, among other things, limit the Company’s ability to create liens, merge or consolidate, incur indebtedness and guarantees, repurchase or redeem capital stock and indebtedness, make certain investments or acquisitions, or enter into certain transactions with affiliates. The Credit Agreement also contains financial covenants, including, in certain conditions, the maintenance of a Fixed Charge Coverage Ratio of at least 1.00 to 1.00, which is defined as EBITDA divided by Fixed Charges, which is a sum of certain charges, including cash interest, cash taxes, principal payments, dividends and capital expenditures.

Events of Default under the Credit Agreement include, but are not limited to, payment defaults, covenant defaults, breaches of representations and warranties, cross defaults to certain other material agreements and indebtedness, bankruptcy and other insolvency events, material adverse judgments, actual or asserted invalidity of security interests or loan documentation, and certain change of control events.

The monies lent under the Credit Agreement are available to be used by the Company, among other things, for the transfer of $50 million to a subsidiary of Potlatch Corporation in connection with the spin-off of the Company from Potlatch Corporation and to issue standby letters or commercial letters of credit, to fund working capital needs and for other general corporate purposes.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation.

The information included in Item 1.01 above is incorporated by reference herein.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 2, 2008, the Company filed a Certificate of Amendment with the Secretary of State of the State of Delaware amending its Certificate of Incorporation. Pursuant to the Certificate of Amendment, (i) the Company’s name was changed from Potlatch Forest Products Corporation to Clearwater Paper Corporation, (ii) the par value per share of the Company’s capital stock was adjusted from $1.00 to $0.0001, and (ii) the Company’s authorized share capital was increased to 105 million shares, par value $0.0001 per share, of which 100 million shares have been designated as common stock and five million shares have been designated as preferred stock.

The foregoing description of the Certificate of Amendment is qualified in its entirety by reference to the full text of the Certificate of Amendment, a copy of which is attached as Exhibit 3.1 hereto and is incorporated herein by reference.

Item 8.01	Other Events

On December 1, 2008, Potlatch Corporation, the Company’s current parent corporation, issued a press release announcing that Potlatch Corporation’s board of directors has given final approval to the spin-off of its pulp-based businesses, which will be completed through a dividend of the common stock of the Company. The board of directors of Potlatch Corporation has established the close of business on December 9, 2008 as the record date for the spin-off and set a distribution ratio of one share of the Company’s common stock for every 3.5 shares of Potlatch Corporation common stock. The distribution of the Company’s common stock will occur on December 16, 2008.

In addition, Potlatch Corporation announced the mailing of an Information Statement to Potlatch Corporation stockholders. The Information Statement contains a description of the terms of the spin-off, including the procedures by which Company’s common stock will be distributed.

The foregoing summary is qualified in its entirety by reference to the Press Release and the Information Statement, copies of which are attached hereto as Exhibits 99.1 and 99.2 respectively, and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

3.1	Certificate of Amendment to the Certificate of Incorporation of the Company, as filed on December 2, 2008 with the Secretary of State of the State of Delaware.

10.1	Loan and Security Agreement, dated as of November 26, 2008, by and among the Company and Bank of America, N.A., as administrative agent, and the lenders party thereto.

99.1	Potlatch Corporation Press Release, dated December 1, 2008.

99.2	Clearwater Paper Corporation Information Statement, dated December 2, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 3, 2008

CLEARWATER PAPER CORPORATION

By:	/s/ Michael S. Gadd
Michael S. Gadd, Corporate Secretary

EXHIBIT INDEX

Exhibit	Description of Exhibit
3.1	Certificate of Amendment to the Certificate of Incorporation of the Company, as filed on December 2, 2008 with the Secretary of State of the State of Delaware.

10.1	Loan and Security Agreement, dated as of November 26, 2008, by and among the Company and Bank of America, N.A., as administrative agent, and the lenders party thereto.

99.1	Potlatch Corporation Press Release, dated December 1, 2008.

99.2	Clearwater Paper Corporation Information Statement, dated December 2, 2008.